Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Mueller Industries, Inc. 2009 Stock Incentive Plan of our reports dated February 24, 2009, with respect to the consolidated financial statements and schedule of Mueller Industries, Inc. and the effectiveness of internal control over financial reporting of Mueller Industries, Inc., included in its Annual Report (Form 10-K) for the year ended December 27, 2008 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Memphis, Tennessee

July 21, 2009